Exhibit 4.2

[FOR GLOBAL SECURITIES—THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON DEPOSITARY OR A NOMINEE OF A COMMON DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED FOR SECURITIES IN DEFINITIVE CERTIFICATED FORM AS AFORESAID, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ITS NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR ITS NOMINEE.]

[FOR GLOBAL SECURITIES—UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR,” WHICH TERM INCLUDES ANY SUCCESSOR SECURITIES CLEARING AGENCY THERETO) OR CLEARSTREAM BANKING S.A. (“CLEARSTREAM,” WHICH TERM INCLUDES ANY SUCCESSOR CLEARING AGENCY THERETO, AND TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.]

PRINCIPAL AMOUNT: £

REGISTERED NO.: R-

CUSIP NO.: 756109 AY0

ISIN NO.: XS2238341080

Common Code: 223834108

REALTY INCOME CORPORATION

1.625% NOTES DUE 2030

Realty Income Corporation, a Maryland corporation (the “Company,” which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to , or registered assigns, the principal sum of                  Pounds Sterling (as defined below) on December 15, 2030 (the “Final Maturity Date”), and to pay interest thereon from and including October 1, 2020, or from and including the most recent date to which interest has been paid or duly provided for, annually in arrears on December 15 of each year (each, an “Interest Payment Date”), commencing December 15, 2020, at the rate of 1.625% per annum, until the entire principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (as defined below) (or one or more Predecessor Securities) is registered in the Security Register applicable to the Notes at the close of business on the Regular Record Date (as defined below) immediately preceding such Interest Payment Date (regardless of whether such Regular Record Date is a Business Day (as defined below)). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from and including October 1, 2020 if no interest has been paid on the Notes) to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any principal of, premium, if any, or interest on, or Additional Amounts (as defined below), if any, in respect of, any of the Notes is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium, interest or Additional Amounts, as the case may be, shall bear interest, until paid or until such payment is duly provided for, at the rate of 1.625% per annum.

If any Interest Payment Date, the Final Maturity Date, any Redemption Date, any Maturity or any other date on which the principal of, or premium, if any, or interest on, or Additional Amounts, if any, in respect of, a Note becomes due and payable falls on a day that is not a Business Day, the required payment may be made on the next succeeding Business Day with the same force and effect as if it were made on such Interest Payment Date, Final Maturity Date, Redemption Date, Maturity or other date on which any such amount becomes due and payable and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Final Maturity Date, Redemption Date, Maturity or other date on which any such amount becomes due and payable, as the case may be.

Except as provided in the next paragraph and in the proviso to this sentence, all payments of principal of, and premium, if any, and interest on, and Additional Amounts, if any, in respect of, the Notes will be made in GBP (as defined below); provided that if GBP is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control, then all payments in respect of the Notes will be made in Dollars until GBP is again available to the Company. In such circumstances, the amount payable on any date in GBP will be converted into Dollars at the rate mandated by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto) as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the U.S. Federal Reserve System (or any successor thereto) has not mandated a rate of conversion, on the basis of the most recent Dollar/GBP exchange rate published in The Wall Street Journal (or any successor thereto) on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in Dollars under such circumstances will not constitute an Event of Default with respect to the Notes under the Indenture. Neither the Trustee nor any Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

The Notes may also be payable in a currency other than GBP if (a) the Company effects defeasance or covenant defeasance with respect to the Notes pursuant to Article Fourteen of the Indenture and (b) thereafter a Conversion Event occurs with respect to GBP and shall be continuing, all as more fully provided in Section 1405 of the Indenture.

If this Note is a Global Security, all payments of principal of, premium, if any, and interest on, and Additional Amounts, if any, in respect of, this Note will be made by the Company by wire transfer of immediately available funds to an account maintained by the payee. If this Note is not a Global Security (a “Certificated Note”), payments of interest on this Note may be made, at the Company’s option, by mailing a check to the address of the Person entitled thereto, as such address appears in the Security Register for the Notes, or by wire transfer to an account maintained by the payee, all on the terms set forth in the Indenture; provided, however, that a Holder of £4 million or more in aggregate principal amount of Certificated Notes will be entitled to receive payments of interest due on any Interest Payment Date by wire transfer of immediately available funds to an account specified by such Holder so long as such Holder has given appropriate wire transfer instructions to the Trustee or a Paying Agent for the Notes at least 10 calendar days prior to the applicable Interest Payment Date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such Person ceases to be a Holder of £4 million or more in aggregate principal amount of Certificated Notes.

Payments of principal of, and premium, if any, and interest on, and Additional Amounts, if any, in respect of, Certificated Notes that are due and payable on the Final Maturity Date, any Redemption Date, any Maturity or any other date on which principal of such Notes is due and payable will be made by wire transfer of immediately available funds to accounts specified by the Holders thereof, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a Paying Agent, against surrender of such Notes to the Trustee or a Paying Agent; provided that installments of interest on Certificated Notes that are due and payable on any Interest Payment Date falling on or prior to such Final Maturity Date, Redemption Date, Maturity or other date on which principal of such Notes is payable will be paid in the manner described in the preceding paragraph to the Persons who were the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Date according to the terms and provisions of the Notes and the Indenture.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued as a series of Securities under an indenture dated as of October 28, 1998 (herein called, together with all indentures supplemental thereto, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Bank of New York), as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the duly authorized series designated as the “1.625% Notes due 2030.” All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Optional Redemption

Prior to September 15, 2030 (the “Par Call Date”), the Notes may be redeemed at any time in whole or from time to time in part at the option of the Company at a Redemption Price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed, and

(b) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date), assuming that the Notes matured and that accrued and unpaid interest on the Notes was payable on the Par Call Date, discounted to such Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 25 basis points, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to such Redemption Date.

On and after the Par Call Date, the Notes may be redeemed at any time in whole or from time to time in part at the option of the Company at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the applicable Redemption Date.

Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to a Redemption Date for the Notes will be payable to the Persons who were the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

“Comparable Government Bond Rate” means, with respect to any Redemption Date for the Notes, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by Company, a United Kingdom government bond whose maturity is closest to the Par Call Date or, if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of the three brokers of, and/or market makers in, United Kingdom government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

Redemption for Changes in Taxes

If (1)(a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) or treaties of the United States (as defined below) or any political subdivision or taxing authority thereof or therein having power to tax (each, a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment becomes effective on or after September 23, 2020, the Company becomes or will become obligated to pay any Additional Amounts or (b) any act is taken by a Relevant Taxing Jurisdiction on or after September 23, 2020, whether or not such act is taken with respect to the Company or any affiliate of the Company, that results in a substantial probability that the Company will or may be required to pay any Additional Amounts, and (2) the Company determines, in its business judgment, that the obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to it, including by making payments through a different Paying Agent (provided that such reasonable measures do not include substitution of another entity as the obligor under the Notes), then the Company may, at its option, redeem the Notes, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to the applicable Redemption Date. Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to a Redemption Date for the Notes will be payable to the Persons who were the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture. No redemption pursuant to this paragraph may be made unless the Company has received a written opinion of independent counsel to the effect that, as a result of such change or amendment the Company has become or will become obligated to pay, or that such act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Company will or may be required to pay, any Additional Amounts, and the Company shall have delivered to the Trustee such legal opinion together with an Officers’ Certificate stating that, based on such opinion, the Company is entitled to redeem the Notes pursuant to the provisions described in this paragraph and the other provisions of the Notes and the Indenture. The Trustee shall be entitled to rely on such Officers’ Certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above in this paragraph, in which event it will be conclusive and binding on the Holders of the Notes.

As used in this Note, the term “United States” means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

Notice of Redemption

Notice of any redemption by the Company will be mailed at least 15 days but not more than 60 days before the applicable Redemption Date to the Holders of Notes (or portions of Notes) to be redeemed.

Payment of Additional Amounts

All payments of principal of, and premium, if any, and interest on the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, assessment or other governmental charge of whatsoever nature (collectively, “Taxes”) imposed by any Relevant Taxing Jurisdiction, unless the withholding or deduction of such Taxes is required by law or the official interpretation or administration thereof.

In the event that any withholding or deduction from or on any payments on or in respect of the Notes for or on account of any Taxes is required by a Relevant Taxing Jurisdiction, the Company will, subject to the exceptions and limitations set forth below, pay, as additional interest on the Notes, such additional amounts (“Additional Amounts”) as will result in receipt by each holder of a Note that is not a United States Person (as defined below) of such amounts (after all such withholding or deduction, including from or on any Additional Amounts) as would have been received by such holder had no such withholding or deduction been required. The Company will not be required, however, to make any payment of Additional Amounts for or on account of:

(1) any Taxes that are imposed or withheld by reason of a holder of Notes (or the beneficial owner for whose benefit such holder holds such Note) (or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary holder) being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10 percent shareholder” of the Company within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision;

(e) being a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code or any successor provision; or

(f) being or having been a bank receiving interest described in section 881(c)(3)(A) of the Code or any successor provision;

(2) any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, limited liability company or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) any Taxes that are imposed or withheld by reason of the failure to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes (including the submission, if applicable, of a United States Internal Revenue Service (“IRS”) Form W-8 (with any required attachments)) or (b) comply with any information gathering and reporting requirements or to take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder or beneficial owner;

(4) any Taxes that are imposed otherwise than by withholding from the payment;

(5) any Taxes that are imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) any Taxes required to be withheld by any Paying Agent from any payment of principal of, or premium, if any, or interest on, any Note, if such payment can be made without such withholding by any other Paying Agent;

(8) any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the holder or beneficial owner thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30-day period;

(9) any backup withholding or any Taxes imposed under Sections 1471 through 1474 of the Code (or any successor provisions thereto), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any successor provision thereto), or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (or any successor thereto); or

(10) any combination of any items (1) through (9).

Except as specifically provided under this caption “Payment of Additional Amounts,” the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein on any payment of principal of, premium, if any, or interest on, or Additional Amounts in respect of, the Notes.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and each Paying Agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Company shall notify the Trustee and each Paying Agent promptly after the Company becomes aware that such obligation has arisen) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay such Additional Amounts to Holders on the relevant payment date. The Trustee and each Paying Agent shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

As used in this Note, the term “United States Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States Person under any applicable U.S. Treasury Regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust or one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

Except as otherwise provided in the proviso to this sentence, whenever there is mentioned, in any context, in the Notes the payment of principal of, or premium, if any, or interest on, or any other amounts payable in respect of, any Note or Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms of the Notes or the Indenture, and express mention of the payment of Additional Amounts anywhere in the Notes shall not be construed as excluding Additional Amounts elsewhere in the Notes where such express mention is not made; provided that, notwithstanding the foregoing and also notwithstanding anything in the Indenture to the contrary, because, as set forth above under this caption “Payment of Additional Amounts,” the Company will pay Additional Amounts, if any, as additional interest on the Notes, the references to “principal” and “premium” appearing in clause (2) of the first paragraph of Section 501, clause (1)(B) of the second paragraph of Section 502 and clause (2) of the first paragraph of Section 503 of the Indenture shall not include any Additional Amounts that may be payable in respect of the principal of or premium, if any, on the Notes, and instead the references to Additional Amounts appearing in clause (1) of the first paragraph of Section 501, clause (1)(A) of the second paragraph of Section 502 and clause (1) of the first paragraph of Section 503 of the Indenture shall include all Additional Amounts payable in respect of the Notes (including, without limitation, Additional Amounts payable in respect of principal of, or premium, if any, or interest on, or Additional Amounts, if any, in respect of, the Notes).

Notwithstanding any discharge of the Indenture with respect to the Notes pursuant to Section 401 of the Indenture or any defeasance or covenant defeasance with respect to the Notes pursuant to Article Fourteen of the Indenture, and without limitation to any of the provisions of the Indenture which, as provided in Section 401 or Article Fourteen, as applicable, of the Indenture shall survive any such discharge, defeasance or covenant defeasance, as the case may be, the provisions set forth under this caption “Payment of Additional Amounts” (including, without limitation, the obligation of the Company to pay Additional Amounts) shall survive any such discharge, defeasance or covenant defeasance, as the case may be, and remain in full force and effect and shall also survive any transfer by a Holder or beneficial owner of its Notes or its beneficial interest in Global Securities.

Defeasance; Covenant Defeasance

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on the Notes and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which apply to this Note; provided that, as set forth in the immediately preceding paragraph and in the Indenture, certain provisions of the Notes and the Indenture will survive any such defeasance or covenant defeasance, as the case may be, and remain in full force and effect.

Additional Covenants

In addition to the covenants of the Company contained in the Indenture and elsewhere in this Note, the Company makes the following covenants with respect to, and for the benefit of the Holders of, the Notes:

Limitation on Incurrence of Total Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company’s Total Assets as of the end of the latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Securities Exchange Act of 1934, as amended, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with the Company’s Total Assets are referred to as the “Adjusted Total Assets”).

Limitation on Incurrence of Secured Debt. The Company will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company’s Adjusted Total Assets.

Debt Service Coverage. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Total Unencumbered Assets. The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Certain Additional Definitions

As used in this Note, the following terms have the meanings set forth below:

“Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

“Business Day” means, unless otherwise expressly stated in this Note, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in The City of New York or in London, England are authorized or required by law, regulation or executive order to close.

“Clearstream” means Clearstream Banking S.A., including any successor securities clearing agency thereto.

“Common Depositary” means The Bank of New York Mellon, London Branch, as common depositary of the Notes for Clearstream and Euroclear, or any successor in such capacity.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provisions for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) provisions for impairment losses, (vi) increases in deferred taxes and other non-cash charges, (vii) charges resulting from a change in accounting principles, and (viii) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

“Consolidated Interest Expense” for any period, and without duplication, means all interest (including the interest component of rentals on finance leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee that is reflected on the Company’s consolidated balance sheet as a finance lease or as indebtedness in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Company or any Subsidiary) of the type referred to in (i), (ii), (iii) or (iv) above (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Euroclear” means Euroclear Bank SA/NV, including any successor securities clearing agency thereto.

“Executive Group” means, collectively, those individuals holding the offices of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer or any Vice President of the Company.

“GBP,” “Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Intercompany Debt” means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

“Regular Record Date” means (i) in the case of Notes represented by a Global Security, the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the applicable Interest Payment Date and (ii) in all other cases, the 15th day prior to the applicable Interest Payment Date.

“Secured Debt” means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, finance lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

“Subsidiary” means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except for directors’ qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s), or such individuals’ successors in office as an officer of the Company), and (ii) any other entity the accounts of which are consolidated with the accounts of the Company. The foregoing definition of “Subsidiary” shall only be applicable with respect to the covenants set forth above under the captions “Additional Covenants—Limitation on Incurrence of Total Debt,” “Additional Covenants—Limitation on Incurrence of Secured Debt,” “Additional Covenants—Debt Service Coverage,” and “Additional Covenants—Maintenance of Total Unencumbered Assets,” this definition, the other definitions set forth herein under this caption “Certain Additional Definitions,” and, insofar as Section 801 of the Indenture is applicable to the Notes, the term “Subsidiary,” as that term is used in Section 801(2) of the Indenture, shall have the meaning set forth in this definition (instead of the meaning set forth in Section 101 of the Indenture).

“Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered, determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above under “Additional Covenants—Maintenance of Total Unencumbered Assets,” all investments in any Person that is not consolidated with the Company for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investment would otherwise have been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

“Undepreciated Real Estate Assets” as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the Company or any Subsidiary that is not Secured Debt.

Other

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, premium, if any, or interest on, or Additional Amounts, if any, in respect of, this Note on or after the respective due dates therefor.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes to waive, in certain circumstances, on behalf of all Holders of the Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on, and Additional Amounts, if any, in respect of, this Note at the times, places and rate, and in the amounts, coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in Chicago, Illinois and in such other places where the Company may from time to time maintain an office or agency for the registration of transfer and exchange of Notes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for the Notes duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of different authorized denominations, as requested by the Holder surrendering the same.

The Notes of this series are issuable only in registered form, without interest coupons, in denominations of £100,000 and integral multiples of £1,000 in excess thereof. No Note shall be redeemed in part unless the unredeemed principal amount of such Note is an authorized denomination as set forth in the immediately preceding sentence. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on, or Additional Amounts, if any, in respect of, this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any past, present or future stockholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The headings included in this Note are for convenience only and shall not affect the construction hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

REALTY INCOME CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

[Company Signature Page to Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

 [Trustee Authentication Page to Note]

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to

PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address

including Zip Code of Assignee)

the within Note of REALTY INCOME CORPORATION, and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

Signature Guaranty
(Signature must be guaranteed by
a participant in a signature
guarantee medallion program)